Exhibit 10-1

April 1, 2005  “Revised 5/18/05”

Mr. Elliot Orol

200 East 82nd Street

New York, New York 10028

Dear Elliot:

To confirm our recent conversations, I am  pleased to extend a formal offer of  full time employment with The Navigators Group, Inc.  Terms of our offer are as follows:

Position	Senior Vice President and General Counsel of
Navigators Management Company
Navigators Insurance Company
NIC Insurance Company

Position Reports to:	Stan Galanski

Scope or Responsibility:

Manage the legal needs of Navigators and specific projects as assigned by the President. Provide counsel to NMC’s management team on relevant legal matters. Provide counsel to Human Resources manager on employment related legal matters. Serve as Chief Compliance Officer for Navigators. Manage the  state filings, agency licensing, and regulatory compliance function.

Key Functional Responsibilities:

1.               Serve as Chief Compliance Officer

2.               Provide legal counsel to Navigator’s executive management team and staff.

3.               Coordinate use of outside legal counsel in a cost effective manner.

4.               Serve as Chair of the PSA/ Commission Practices Committee

5.               Manage the state filings / regulatory compliance unit in Schaumburg.

6.               Handle contract approval process and get involved in contract negotiations as required for written contracts ranging from leases to agency agreements.

7.               Serve on the Disclosure Committee

8.               Provide legal counsel to Human Resources on employment related legal issues.

9.               Other responsibilities as may be assigned by the President of NMC.

Base Salary:	$210,000 annually, payable semi-monthly.

Cash Bonus:

You will be eligible for an annual incentive compensation award based upon a combination of corporate and individual performance. For 2005, your target bonus award is 60% of your base salary. Your actual award will be between 0 and 150% of your target, based upon performance. Annual incentive awards are paid through a combination of cash and long term incentives (stock, stock options or SAR’s).

Pension Plan:

You will be eligible for participation in the Money Purchase Plan beginning in 2006. Although contributions are not guaranteed, Navigators has contributed an amount equal to 15% of a participating employees’ base salary to the pension plan each year since the inception of the plan. The benefit is entirely funded by Navigators. At the conclusion of each calendar year, the Board of Directors determines the amount of the contribution as a percentage of base salary, based upon the Company’s results.

Medical/Dental/Life:

Navigators maintains high quality company benefits, including medical, dental and life insurance; a 401-k plan; a discounted Employee Stock Purchase Plan; Educational Assistance and an Employee Assistance Plan.

Vacation:	You will be eligible for 4 weeks paid vacation annually.

Location:	Rye Brook, New York. It is expected that your responsibilities will require periodic travel.

Subject to acceptable performance, I will recommend that you be promoted to Senior Vice President and General Counsel of The Navigators Group, Inc. within the next six months.  Your salary will be adjusted to an annual base salary of $225,000 at the time of that promotion.

All specific benefit terms outlined in this offer letter are subject to the specific plan descriptions provided in our employee manual.

I have enjoyed having the opportunity to work with you over the past 150 days and recognize the broad involvement you’ve had in the company.  I look forward to your ongoing contribution to Navigators going forward.

Sincerely,

/s/ Stanley A. Galanski

Stanley A. Galanski
President
The Navigators Group, Inc.
Navigators Insurance Company
NIC Insurance Company
Navigators Management Company, Inc.

cc:           Marilynn Gallo